Exhibit (a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Memory Pharmaceuticals Corp.
at
$0.61 Net Per Share
by
900 North Point Acquisition Corporation
a wholly owned subsidiary of
Hoffmann-La Roche Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, AT THE END OF WEDNESDAY, DECEMBER 31, 2008,
UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated December 3, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by 900 North Point Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Hoffmann-La Roche Inc., a New Jersey corporation (“Parent”), to purchase, upon the terms and subject to the conditions set forth in the Offer, for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Memory Pharmaceuticals Corp., a Delaware corporation (the “Company”), at a purchase price of $0.61 per Share (the “Offer Price”), net to you in cash, without interest and less applicable withholding taxes.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The price paid in the Offer is $0.61 per Share, net to you in cash, without interest and less applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of Wednesday, December 31, 2008, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares that, together with the shares then owned by Parent and its affiliates (including the Purchaser), represents at least a majority of the Shares outstanding (assuming the exercise of all options to purchase Shares outstanding under any employee stock option plan, compensation plan or arrangement of the Company and warrants to purchase Shares, in each case, exercisable immediately prior to the expiration of the Offer and having an exercise price per Share that is equal to or less than the Offer Price immediately prior to the consummation of the Offer). The Offer is not conditioned upon any financing arrangements or subject to a financing condition. Other conditions to the Offer are described in the Offer to Purchase.

5. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, U.S. federal income tax may be withheld at the applicable backup withholding of 28%, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such shares into the account maintained by the Depositary at the Depositary Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for such Shares, or confirmation of book-entry transfer of such Shares to the Depositary’s account at the Book-Entry Transfer Facility, are actually received by the Depositary.

Instructions Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Memory Pharmaceuticals Corp.
at
$0.61 Net Per Share
by
900 North Point Acquisition Corporation
a wholly owned subsidiary of
Hoffmann-La Roche Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 3, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by 900 North Point Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Hoffmann-La Roche Inc., a New Jersey corporation, to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Memory Pharmaceuticals Corp., a Delaware corporation, at a purchase price of $0.61 per Share (the “Offer Price”), net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated , 2008
Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.